Exhibit 99.1

News Release

Investor Contact

Ken Diptee

Executive Director, Investor Relations

Dine Brands Global, Inc.

818-637-3632

Media Contact

Thien Ho

Executive Director, Communications

Dine Brands Global, Inc.

818-549-4238

Dine Brands Global, Inc. Reports Third Quarter 2019 Results

Earnings Per Diluted Share (GAAP) Increased 5.4%

Adjusted Earnings Per Diluted Share (Non-GAAP) Increased 1.3%

Total Revenues, Excluding Advertising Revenues, Increased 21.8%

GLENDALE, Calif., October 30, 2019 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill + Bar® and IHOP® restaurants, today announced financial results for the third quarter of 2019.

“We are pleased with our overall performance. Our business model continues to deliver robust margin expansion and generate significant adjusted free cash flow. IHOP achieved its seventh consecutive quarter of positive sales growth. While Applebee’s faced a difficult comparison against very strong same-restaurant sales in the third quarter of 2018, we are confident in the brand’s strategy that’s in place,” said Steve Joyce, Chief Executive Officer of Dine Brands Global, Inc.

Mr. Joyce added, “We are seeing significant unit growth opportunities as demonstrated by the largest multi-unit franchise agreement signed in IHOP’s history.”

Key Highlights

•	IHOP signs largest multi-unit franchise agreement in the brand’s history with TravelCenters of America to develop nearly 100 restaurants.

•	Total revenues for the third quarter of 2019, excluding advertising revenues and including Company restaurant sales, increased 22% year-over-year to $149.9 million.

•	IHOP’s reported system-wide sales for the third quarter of 2019 increased 1.2% year-over-year to $845 million.

•	General and administrative expenses for the third quarter of 2019 declined 4.5% year-over-year to $38.9 million.

•	GAAP earnings per diluted share for the third quarter of 2019 increased 5.4% year-over-year to $1.36.

•

Adjusted earnings per diluted share for the third quarter of 2019 increased 1.3% year-over-year to $1.55. (See “Non-GAAP Financial Measures” and reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share.)

•	Net income for the third quarter of 2019 increased 1.4% year-over-year to $23.9 million.

•

Consolidated adjusted EBITDA for the third quarter increased 2.0% to $63.4 million compared to $62.2 million for the third quarter of 2018. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

•	During the third quarter of 2019, the Company repurchased 523,898 shares of its common stock for a total cost of $42.7 million and paid quarterly cash dividends totaling $11.9 million.

•	Cash flows from operating activities for the first nine months of 2019 increased 71.4% to $105.6 million compared to $61.6 million for the same period of 2018.

•

Adjusted free cash flow for the first nine months of 2019 increased 61.0% to $100.8 million compared to $62.6 million for the same period of 2018. (See “Non-GAAP Financial Measures” and reconciliation of the Company’s cash provided by operating activities to adjusted free cash flow.)

Financial Summary

($ in 000’s, except per share amounts)	Third Quarter			First Nine Months
	2019	2018	% Change	2019	2018	% Change
Total revenues, excluding advertising revenues	$149,891	$123,083	22%	$470,785	$373,176	26%
Total revenues, excluding Company restaurant sales	$186,857	$194,099	-4%	$582,633	$566,733	3%
Net income available to common stockholders per share	$1.36	$1.29	5%	$4.27	$2.90	47%
Diluted net income available to common stockholders per share, as adjusted(1)	$1.55	$1.53	1%	$5.17	$3.66	41%
Net income	$23,917	$23,587	1%	$76,950	$53,373	44%
Consolidated adjusted EBITDA(1)(2)	$63,394	$62,154	2%	$206,065	$165,581	24%

(1) See “Non-GAAP Financial Measures” and reconciliation of the Non-GAAP financial measure to the respective GAAP financial measure.

(2) Does not conform to the definition of Covenant Adjusted EBITDA as found in the Base Indenture.

Domestic System-Wide Comparable Same-Restaurant Sales Performance

Third Quarter of 2019

•	Applebee’s comparable same-restaurant sales decreased 1.6% for the third quarter of 2019.

•	IHOP’s comparable same-restaurant sales were slightly positive, 0.03%, for the third quarter of 2019, marking the seventh consecutive quarter of sales growth.

First Nine Months of 2019

•	Applebee’s comparable same-restaurant sales decreased 0.1% for the nine months of 2019.

•	IHOP’s comparable same-restaurant sales increased 1.1% for the first nine months of 2019.

Third Quarter of 2019 Financial Highlights

•

GAAP net income available to common stockholders was $23.1 million, or earnings per diluted share of $1.36, for the third quarter of 2019. This compared to net income available to common stockholders of $22.8 million, or earnings per diluted share of $1.29, for the third quarter of 2018. The increase in net income was primarily due to debt modification costs incurred in the third quarter of 2018 that did not recur in the third quarter of 2019 and a decrease in general and administrative expenses. These items were partially offset by a decline in gross profit.

•

Adjusted net income available to common stockholders was $26.4 million, or adjusted earnings per diluted share of $1.55, for the third quarter of 2019. This compares to adjusted net income available to common stockholders of $27.2 million, or adjusted earnings per diluted share of $1.53, for the third quarter of 2018. The decrease in adjusted net income was primarily due to lower gross profit. The increase in adjusted earnings per diluted share was due to a decrease in weighted average diluted shares outstanding. (See “Non-GAAP Financial Measures” below.)

•

General and administrative expenses were $38.9 million for the third quarter of 2019 compared to $40.8 million for the third quarter of 2018. The decrease was primarily due to lower personnel-related costs.

First Nine Months of 2019 Financial Highlights

•

GAAP net income available to common stockholders was $74.3 million, or earnings per diluted share of $4.27, for the first nine months of 2019. This compared to net income available to common stockholders of $51.6 million, or earnings per diluted share of $2.90, for the first nine months of 2018. The increase in net income was primarily due to higher gross profit as the result of $30.0 million in franchisor contributions to the Applebee’s national advertising fund made in the first nine months of 2018 that did not recur in 2019. This was partially offset by approximately $8.3 million in debt extinguishment costs related to the refinancing of our long-term debt, which was completed on June 5, 2019.

•

Adjusted net income available to common stockholders was $90.0 million, or adjusted earnings per diluted share of $5.17, for the first nine months of 2019. This compares to adjusted net income available to common stockholders of $65.2 million, or adjusted earnings per diluted share of $3.66, for the first nine months of 2018. The increase in adjusted net income was primarily due to higher gross profit as the result of $30.0 million in franchisor contributions to the Applebee’s national advertising fund made in the first nine months of 2018 that did not recur in 2019. (See “Non-GAAP Financial Measures” below.)

•	General and administrative expenses were approximately $121.1 million for the first nine months of 2019 compared to $121.4 million for the same period of 2018.

GAAP Effective Tax Rate

Our effective tax rate of 24.6% for the third quarter of 2019 was similar to the effective tax rate of 24.5% for the comparable period of 2018.

Financial Performance Guidance for 2019

Dine Brands revises certain components of its financial performance guidance for 2019 contained in the press release issued on July 31, 2019 and the Form 8-K filed on the same day, as follows.

The projections are as of this date and do not take into consideration any transactions the Company may enter into after such date that may impact this guidance. The Company assumes no obligation to update or supplement these estimates.

•

Revised expectations for Applebee’s domestic system-wide comparable same-restaurant sales performance to range between 0.0% and negative 1.0%. This compares to previous expectations of between 0.0% and positive 1.5%.

•

Revised expectations for IHOP’s domestic system-wide comparable same-restaurant sales performance to range between positive 1.0% and positive 2.0%. This compares to previous expectations of between positive 1.0% and positive 3.0%.

•

Revised development activity by Applebee’s franchisees, which is expected to result in net closures between 30 and 40 restaurants globally, the majority of which are expected to be domestic closures. This compares to previous expectations of between 20 and 30 net closures globally.

•

Revised expectations for development activity by IHOP franchisees and area licensees, which is now expected to result in between 10 and 20 net new restaurants globally, the majority of which are expected to be domestic openings. This compares to previous expectations of between 20 and 30 net new restaurants globally.

•	Reiterated expectations for total segment profit, excluding the company restaurants segment, which is expected to be between approximately $370 million and $380 million.

•

Reiterated expectations for general and administrative expenses, which are expected to range between approximately $163 million and approximately $166 million, including non-cash stock-based compensation expense and depreciation totaling approximately $40 million. This projection includes approximately $6 million of general and administrative expenses related to the company restaurants segment.

•	Reiterated expectations for GAAP net income, which is expected to range between approximately $97 million and approximately $106 million.

•

Reiterated consolidated adjusted EBITDA, which is expected to range between approximately $268 million and approximately $277 million. This projection includes company restaurants segment EBITDA, which is expected to be between approximately $9 million and approximately $11 million. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

•	Revised expectations for GAAP earnings per diluted share, which are now expected to range from $5.70 to $5.95. This compares to previous expectations of between $5.75 to $6.00.

•

Revised expectations for adjusted earnings per diluted share, which are now expected to range from $6.75 to $7.00. This compares to previous expectations of between $6.80 to $7.05. (See “Non-GAAP Financial Measures” and reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share.)

2019 Diluted Net Income Available to Common Stockholders Per Share(1), As Adjusted

Reconciliation Guidance Table

Net income available to common stockholders per diluted share	$5.70 – $5.95
Closure and impairment charges	0.04
Amortization of intangible assets	0.68
Loss on extinguishment of debt	0.48
Loss (gain) on disposition of assets	0.03
Non-cash interest expense	0.19
Income tax provision for above adjustments at 25%	(0.37)

Diluted net income available to common stockholders per share, as adjusted	$6.75 – $7.00

(1) The adjustments to net income available to common stockholders per diluted share are midpoint estimates.

2019 Net Income to Consolidated Adjusted EBITDA Reconciliation Guidance Table(1)

($ in millions)

Net income	$97 – $106
Interest charges	72
Income tax provision	35
Depreciation and amortization	42
Non-cash stock-based compensation	12
Loss on extinguishment of debt	8
Impairment and closure charges	2

Consolidated adjusted EBITDA (Non-GAAP)	$268 – 277

(1) The adjustments to net income are midpoint estimates.

Third Quarter of 2019 Results Conference Call Details

Dine Brands will host a conference call to discuss its results on October 30, 2019 at 9:00 a.m. Pacific Time/12:00 p.m. Eastern Time. To participate on the call, please dial (888) 771-4371 and reference passcode 49091078. International callers, please dial (847) 585-4405 and reference passcode 49091078.

A live webcast of the call will be available on www.dinebrands.com and may be accessed by visiting Events and Presentations under the site’s Investors section. Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast. A telephonic replay of the call may be accessed from 11:30 a.m. Pacific Time on October 30, 2019 through 11:59 p.m. Pacific Time on November 6, 2019 by dialing (888) 843-7419 and referencing passcode 49091078#. International callers, please dial (630) 652-3042 and reference passcode 49091078#. An online archive of the webcast will also be available on Events and Presentations under the Investors section of the Company’s website.

About Dine Brands Global, Inc.

Based in Glendale, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries, franchises restaurants under both the Applebee’s Neighborhood Grill + Bar and IHOP brands. With approximately 3,640 restaurants combined in 18 countries and approximately 370 franchisees, Dine Brands is one of the largest full-service restaurant companies in the world. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “goal” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: general economic conditions; our level of indebtedness; compliance with the terms of our securitized debt; our ability to refinance our current indebtedness or obtain additional financing; our dependence on information technology; potential cyber incidents; the implementation of restaurant development plans; our dependence on our franchisees; the concentration of our Applebee’s franchised restaurants in a limited number of franchisees; the financial health our franchisees; our franchisees’ and other licensees’ compliance with our quality standards and trademark usage; general risks associated with the restaurant industry; potential harm to our brands’ reputation; possible future impairment charges; the effects of tax reform; trading volatility and fluctuations in the price of our stock; our ability to achieve the financial guidance we provide to investors; successful implementation of our business strategy; the availability of suitable locations for new restaurants; shortages or interruptions in the supply or delivery of products from third parties or availability of utilities; the management and forecasting of appropriate inventory levels; development and implementation of innovative marketing and use of social media; changing health or dietary preference of consumers; risks associated with doing business in international markets; the results of litigation and other legal proceedings; third-party claims with respect to intellectual property assets; our ability to attract and retain management and other key employees; compliance with federal, state and local governmental regulations; risks associated with our self-insurance; natural disasters or other series incidents; our success with development initiatives outside of our core business; the adequacy of our internal controls over financial reporting and future changes in accounting standards; and other factors discussed from time to time in the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Company’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date hereof and the Company does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Non-GAAP Financial Measures

This press release includes references to the Company’s non-GAAP financial measure “adjusted net income available to common stockholders”, “adjusted earnings per diluted share (Adjusted EPS)”, “Adjusted EBITDA” and “Adjusted free cash flow.” Adjusted EPS is computed for a given period by deducting from net income or loss available to common stockholders for such period the effect of any closure and impairment charges, any gain or loss related to debt extinguishment, any intangible asset amortization, any non-cash interest expense, any gain or loss related to the disposition of assets, and other items deemed not reflective of current operations. This is presented on an aggregate basis and a per share (diluted) basis. Adjusted EBITDA is computed for a given period by deducting from net income or loss for such period the effect of any closure and impairment charges, any interest charges, any income tax provision or benefit, any non-cash stock-based compensation, any depreciation and amortization, any gain or loss related to the disposition of assets and other items deemed not reflective of current operations. “Adjusted free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less capital expenditures. Management may use certain of these non-GAAP financial measures along with the corresponding U.S. GAAP measures to evaluate the performance of the business and to make certain business decisions. Management uses adjusted free cash flow in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock and we believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes. Additionally, adjusted EPS is one of the metrics used in determining payouts under the Company’s annual cash incentive plan. Management believes that these non-GAAP financial measures provide additional meaningful information that should be considered when assessing the business and the Company’s performance compared to prior periods and the marketplace. Adjusted EPS and adjusted free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Revenues:

Franchise revenues:

Royalties, franchise fees and other	$88,686	$91,062	$275,912	$275,775

Advertising revenue	67,514	71,016	211,882	193,557

Total franchise revenues	156,200	162,078	487,794	469,332

Company restaurant sales	30,548	—	100,034	—

Rental revenues	28,970	30,127	89,559	91,292

Financing revenues	1,687	1,894	5,280	6,109

Total revenues	217,405	194,099	682,667	566,733

Cost of revenues:

Franchise expenses:

Advertising expenses	67,514	71,016	211,882	193,557

Other franchise expenses	7,063	7,325	21,905	49,600

Total franchise expenses	74,577	78,341	233,787	243,157

Company restaurant expenses	30,361	—	93,131	—

Rental expenses:

Interest expense from finance leases	1,351	1,668	4,325	5,315

Other rental expenses	21,251	21,314	63,841	63,096

Total rental expenses	22,602	22,982	68,166	68,411

Financing expenses	145	150	437	449

Total cost of revenues	127,685	101,473	395,521	312,017

Gross profit	89,720	92,626	287,146	254,716

General and administrative expenses	38,922	40,753	121,105	121,423

Interest expense, net	15,238	15,430	45,233	46,110

Amortization of intangible assets	2,925	2,505	8,774	7,513

Closure and impairment charges	157	217	640	119

Loss on extinguishment of debt	—	—	8,276	—

Debt refinancing costs	—	2,532	—	2,532

Loss (gain) on disposition of assets	746	(58)	1,187	(1,535)

Income before income tax provision	31,732	31,247	101,931	78,554

Income tax provision	(7,815)	(7,660)	(24,981)	(25,181)

Net income	$23,917	$23,587	$76,950	$53,373

Net income available to common stockholders:

Net income	$23,917	$23,587	$76,950	$53,373

Less: Net income allocated to unvested participating restricted stock	(795)	(799)	(2,621)	(1,793)

Net income available to common stockholders	$23,122	$22,788	$74,329	$51,580

Net income available to common stockholders per share:

Basic	$1.38	$1.31	$4.35	$2.94

Diluted	$1.36	$1.29	$4.27	$2.90

Weighted average shares outstanding:

Basic	16,762	17,439	17,095	17,562

Diluted	17,055	17,738	17,432	17,797

Dividends declared per common share	$0.69	$0.63	$2.07	$1.89

Dividends paid per common share	$0.69	$0.63	$2.01	$2.23

Dine Brands Global, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts

	September 30, 2019	December 31, 2018

Assets	(Unaudited)

Current assets:

Cash and cash equivalents	$100,518	$137,164

Receivables, net	91,426	137,504

Restricted cash	36,694	48,515

Prepaid gift card costs	29,090	38,195

Prepaid income taxes	11,349	17,402

Other current assets	6,928	3,410

Total current assets	276,005	382,190

Other intangible assets, net	577,357	585,889

Operating lease right-of-use asset	370,500	—

Goodwill	343,862	345,314

Property and equipment, net	220,744	240,264

Long-term receivables, net	93,262	103,102

Deferred rent receivable	72,366	77,069

Non-current restricted cash	15,700	14,700

Other non-current assets, net	27,712	26,152

Total assets	$1,997,508	$1,774,680

Liabilities and Stockholders’ Deficit

Current liabilities:

Current maturities of long-term debt	$—	$25,000

Accounts payable	33,689	43,468

Gift card liability	103,756	160,438

Current maturities of operating lease obligations	67,815	—

Current maturities of finance lease and financing obligations	13,219	14,031

Accrued employee compensation and benefits	21,410	27,479

Dividends payable	11,831	11,389

Deferred franchise revenue, short-term	10,328	10,138

Other accrued expenses	28,686	24,243

Total current liabilities	290,734	316,186

Long-term debt, less current maturities	1,287,738	1,274,087

Operating lease obligations, less current maturities	369,164	—

Finance lease obligations, less current maturities	81,317	87,762

Financing obligations, less current maturities	37,939	38,482

Deferred income taxes, net	100,455	105,816

Deferred franchise revenue, long-term	57,997	64,557

Other non-current liabilities	11,946	90,063

Total liabilities	2,237,290	1,976,953

Commitments and contingencies

Stockholders’ deficit:

Common stock, $0.01 par value; shares: 40,000,000 authorized; September 30, 2019 - 24,934,363 issued, 16,786,860 outstanding; December 31, 2018 - 24,984,898 issued, 17,644,267 outstanding	249	250

Additional paid-in-capital	243,358	237,726

Retained earnings	45,939	10,414

Accumulated other comprehensive loss	(60)	(60)

Treasury stock, at cost; shares: September 30, 2019 - 8,147,503; December 31, 2018 - 7,340,631	(529,268)	(450,603)

Total stockholders’ deficit	(239,782)	(202,273)

Total liabilities and stockholders’ deficit	$1,997,508	$1,774,680

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2019	2018

Cash flows from operating activities:

Net income	$76,950	$53,373

Adjustments to reconcile net income to cash flows provided by operating activities:

Depreciation and amortization	31,515	23,730

Non-cash stock-based compensation expense	8,220	8,016

Non-cash interest expense	2,722	2,689

Loss on extinguishment of debt	8,276	—

Debt refinancing costs	—	875

Closure and impairment charges	640	61

Deferred income taxes	(2,890)	(4,706)

Deferred revenue	(6,590)	(4,017)

Gain (loss) on disposition of assets	1,187	(1,535)

Other	(4,584)	(2,088)

Changes in operating assets and liabilities:

Accounts receivable, net	4,233	(7,222)

Current income tax receivables and payables	7,101	4,088

Gift card receivables and payables	(15,868)	(22,797)

Other current assets	(3,519)	9,254

Accounts payable	359	(5,764)

Accrued employee compensation and benefits	(6,069)	5,761

Other current liabilities	3,916	1,908

Cash flows provided by operating activities	105,599	61,626

Cash flows from investing activities:

Principal receipts from notes, equipment contracts and other long-term receivables	16,156	20,029

Additions to property and equipment	(13,360)	(11,018)

Proceeds from sale of property and equipment	400	655

Additions to long-term receivables	(6,955)	(6,030)

Other	(258)	(236)

Cash flows (used in) provided by investing activities	(4,017)	3,400

Cash flows from financing activities:

Proceeds from issuance of long-term debt	1,300,000	—

Repayment of long-term debt	(1,283,750)	(9,750)

Borrowing from revolving credit facility	—	50,000

Repayment of revolving credit facilities	(25,000)	(30,000)

Dividends paid on common stock	(35,273)	(39,973)

Repurchase of common stock	(90,073)	(27,880)

Principal payments on finance lease obligations	(10,329)	(10,374)

Payment of debt issuance costs	(12,707)	(3,118)

Proceeds from stock options exercised	10,672	3,887

Tax payments for restricted stock upon vesting	(2,589)	(1,731)

Cash flows used in financing activities	(149,049)	(68,939)

Net change in cash, cash equivalents and restricted cash	(47,467)	(3,913)

Cash, cash equivalents and restricted cash at beginning of period	200,379	163,146

Cash, cash equivalents and restricted cash at end of period	$152,912	$159,233

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of net income available to common stockholders to net income available to common stockholders, as adjusted for the following items: amortization of intangible assets; closure and impairment charges; non-cash interest expense; gain or loss on disposition of assets; loss on extinguishment of debt; debt refinancing costs; nonrecurring restaurant costs; the combined tax effect of the preceding adjustments; and discrete tax adjustments, as well as related per share data:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Net income available to common stockholders, as reported	$23,122	$22,788	$74,329	$51,580

Amortization of intangible assets	2,925	2,505	8,774	7,513

Closure and impairment charges	157	217	640	119

Non-cash interest expense	639	945	2,722	2,689

Loss (gain) on disposition of assets	746	(58)	1,187	(1,535)

Loss on extinguishment of debt	—	—	8,276	—

Debt refinancing costs	—	2,532	—	2,532

Nonrecurring restaurant costs	54	—	383	—

Income tax provision	(1,175)	(1,597)	(5,715)	(2,943)

Income tax adjustments (1)	—	—	—	5,744

Net income allocated to unvested participating restricted stock	(113)	(156)	(567)	(482)

Net income available to common stockholders, as adjusted	$26,355	$27,176	$90,029	$65,217

Diluted net income available to common stockholders per share:

Net income available to common stockholders, as reported	$1.36	$1.29	$4.27	$2.90

Amortization of intangible assets	0.13	0.10	0.37	0.31

Closure and impairment charges	0.01	0.01	0.03	0.00

Non-cash interest expense	0.03	0.04	0.12	0.11

Loss (gain) on disposition of assets	0.03	(0.00)	0.05	(0.06)

Loss on extinguishment of debt	—	—	0.35	—

Debt refinancing costs	—	0.11	—	0.11

Nonrecurring restaurant costs	0.00	—	0.02	—

Income tax adjustments (1)	—	—	—	0.32

Net income allocated to unvested participating restricted stock	(0.01)	(0.01)	(0.03)	(0.02)

Rounding	—	(0.01)	(0.01)	(0.01)

Diluted net income available to common stockholders per share, as adjusted	$1.55	$1.53	$5.17	$3.66

Numerator for basic EPS-income available to common stockholders, as adjusted	$26,355	$27,176	$90,029	$65,217

Effect of unvested participating restricted stock using the two-class method	8	3	39	7

Numerator for diluted EPS-income available to common stockholders, as adjusted	$26,363	$27,179	$90,068	$65,224

Denominator for basic EPS-weighted-average shares	16,762	17,439	17,095	17,562

Dilutive effect of stock options	293	299	337	235

Denominator for diluted EPS-weighted-average shares	17,055	17,738	17,432	17,797

(1) Charges related to adjustments resulting from IRS audits for tax years 2011 through 2013

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(Unaudited)

Reconciliation of the Company’s cash provided by operating activities to “adjusted free cash flow” (cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less additions to property and equipment). Management uses this liquidity measure in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock. We believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes.

	Nine Months Ended
	September 30,
	2019	2018

	(In millions)

Cash flows provided by operating activities	$105.6	$61.6

Receipts from notes and equipment contracts receivable	8.6	12.0

Additions to property and equipment	(13.4)	(11.0)

Adjusted free cash flow	100.8	62.6

Dividends paid on common stock	(35.3)	(40.0)

Repurchase of Dine Brands Global common stock	(90.1)	(27.9)

	$(24.6)	$(5.3)

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(in thousands)

(Unaudited)

Reconciliation of the Company’s net income to “adjusted EBITDA.” The Company defines adjusted EBITDA as net income, adjusted for the effect of any interest charges, any income tax provision or benefit, any depreciation and amortization, any non-cash stock-based compensation, any closure and impairment charges, debt refinancing costs, any gain or loss related to the extinguishment of debt and disposition of assets, other non-income based taxes and other items deemed not reflective of current operations. Management may use certain non-GAAP measures along with the corresponding U. S. GAAP measures to evaluate the performance of the company and to make certain business decisions.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Net income, as reported	$23,917	$23,587	$76,950	$53,373

Interest charges on finance leases	1,866	1,668	5,919	5,315

All other interest charges	15,794	16,161	47,880	48,312

Income tax provision	7,815	7,660	24,981	25,181

Depreciation and amortization	10,715	7,888	31,515	23,730

Non-cash stock-based compensation	2,326	2,375	8,220	8,016

Closure and impairment charges	157	217	640	119

Debt refinancing costs	—	2,532	—	2,532

Loss on extinguishment of debt	—	—	8,276	—

Loss (gain) on disposition of assets	746	(58)	1,187	(1,535)

Other taxes	58	124	497	538

Adjusted EBITDA	$63,394	$62,154	$206,065	$165,581

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

The following table sets forth, for the three and nine months ended September 30, 2019 and 2018, the number of “Effective Restaurants” in the Applebee’s and IHOP systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year and, as such, the percentage change in sales at Effective Restaurants is based on non-GAAP sales data. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, and, where applicable, rental payments under leases that partially may be based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Applebee’s

Effective Restaurants(a)

Franchise	1,741	1,875	1,752	1,899

Company	69	—	69	—

Total	1,810	1,875	1,821	1,899

System-wide(b)

Domestic sales percentage change(c)	(3.8)%	5.1%	(2.7)%	3.0%

Domestic same-restaurant sales percentage change(d)	(1.6)%	7.7%	(0.1)%	5.5%

Franchise(b)

Domestic sales percentage change(c)	(6.8)%	5.1%	(5.9)%	3.0%

Domestic same-restaurant sales percentage change(d)	(1.7)%	7.7%	(0.2)%	5.5%

Average weekly domestic unit sales (in thousands)	$45.0	$44.8	$47.7	$46.7

IHOP

Effective Restaurants(a)

Franchise	1,667	1,640	1,660	1,628

Area license	158	162	156	163

Total	1,825	1,802	1,816	1,791

System-wide(b)

Sales percentage change(c)	1.2%	3.9%	2.2%	3.6%

Domestic same-restaurant sales percentage change, including area license restaurants(d)	0.03%	1.4%	1.1%	1.1%

Domestic same-restaurant sales percentage change, excluding area license restaurants(d)	0.03%	1.2%	1.0%	1.0%

Franchise(b)

Sales percentage change(c)	1.1%	3.9%	2.2%	4.2%

Domestic same-restaurant sales percentage change(d)	0.03%	1.2%	1.0%	1.0%

Average weekly unit sales (in thousands)	$35.7	$35.9	$36.5	$36.4

Area License (b)

Sales percentage change(c)	2.4%	3.7%	2.4%	1.7%

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(a)

“Effective Restaurants” are the weighted average number of restaurants open in a given fiscal period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all Effective Restaurants in the Applebee’s and IHOP systems, which includes restaurants owned by franchisees and area licensees as well as those owned by the Company.

(b)

“System-wide” sales are retail sales at domestic Applebee’s restaurants operated by franchisees and IHOP restaurants operated by franchisees and area licensees, as reported to the Company, in addition to retail sales at company-operated restaurants. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. An increase or decrease in franchisees’ reported sales will result in a corresponding increase or decrease in our royalty revenue. Unaudited reported sales for Applebee’s domestic franchise restaurants, IHOP franchise restaurants and IHOP area license restaurants for the three and nine months ended September 30, 2019 and 2018 and sales by company-operated restaurants were as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

	(In millions)

Reported sales

Applebee’s domestic franchise restaurant sales	$936.5	$1,005.0	$2,997.2	$3,183.5

Applebee’s company-operated restaurants	30.5	—	100.0	—

IHOP franchise restaurant sales	773.9	765.6	2,364.4	2,312.8

IHOP area license restaurant sales	71.1	69.4	217.2	212.2

Total	$1,812.0	$1,840.0	$5,678.8	$5,708.5

(c)

“Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)

“Domestic same-restaurant sales percentage change” reflects the percentage change in sales, in any given fiscal period, compared to the same weeks in the prior year for domestic restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and restaurant closures, the domestic restaurants open throughout both fiscal periods being compared may be different from period to period.

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

The following table summarizes our restaurant development activity:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Applebee’s Restaurant Development Activity

Summary - beginning of period:

Franchise	1,746	1,883	1,768	1,936

Company restaurants	69	—	69	—

Beginning of period	1,815	1,912	1,837	1,936

Franchise restaurants opened:

Domestic	—	1	—	2

International	—	—	1	3

Total franchise restaurants opened	—	1	1	5

Franchise restaurants closed:

Domestic	(9)	(25)	(26)	(77)

International	(2)	(3)	(8)	(8)

Total franchise restaurants closed	(11)	(28)	(34)	(85)

Net franchise restaurant reduction	(11)	(27)	(33)	(80)

Summary - end of period:

Franchise	1,735	1,856	1,735	1,856

Company	69	—	69	—

Total Applebee’s restaurants, end of period	1,804	1,856	1,804	1,856

Domestic	1,667	1,707	1,667	1,707

International	137	149	137	149

IHOP Restaurant Development Activity

Summary - beginning of period:

Franchise	1,669	1,640	1,669	1,622

Area license	159	165	162	164

Total IHOP restaurants, beginning of period	1,828	1,805	1,831	1,786

Franchise/area license restaurants opened:

Domestic franchise	8	10	23	32

Domestic area license	3	1	5	3

International franchise	7	6	9	14

Total franchise/area license restaurants opened	18	17	37	49

Franchise/area license restaurants closed:

Domestic franchise	(7)	(4)	(19)	(10)

Domestic area license	(1)	(4)	(6)	(5)

International franchise	(2)	—	(7)	(6)

Total franchise/area license restaurants closed	(10)	(8)	(32)	(21)

Net franchise/area license restaurant development	8	9	5	28

Refranchised by the Company	—	—	—	1

Franchise restaurants reacquired by the Company	—	—	—	(1)

Net franchise/area license restaurant additions	8	9	5	28

Summary - end of period

Franchise	1,675	1,652	1,675	1,652

Area license	161	162	161	162

Total IHOP restaurants, end of period	1,836	1,814	1,836	1,814

Domestic	1,708	1,691	1,708	1,691

International	128	123	128	123